Exhibit 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                  Years Ended
                                          June 30, 1995                             June 24, 1994
                                     Primary         Fully Diluted               Primary     Fully Diluted
Weighted average shares
   outstanding:
Common shares                       2,097,533           2,097,533                2,105,248      2,105,248
Dilutive shares available
  under stock options                  11,382              12,029                   10,145         10,145

Weighted average common
  shares and common stock
  equivalents outstanding (1)       2,108,915           2,109,562                2,115,393      2,115,393

Net earnings applicable to
  common shares                     2,101,415           2,101,415                2,958,351      2,958,351

Earnings per share                     $ 1.00              $ 1.00                   $ 1.40         $ 1.40

(1) Weighted average common stock and common stock equivalents outstanding have been adjusted for all periods to reflect the effect of a 6:5 stock split effected in the form of a 20% stock dividend declared on May 18, 1994, and distributed on August 26, 1994 to shareholders of record on August 5, 1994.


  The computation of per share earnings for the year ended June 25, 1993 was filed on Exhibit 11, page E-16, of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 24, 1994 and is hereby incorporated by reference.